Exhibit 99.2

FERGUSON PLC
(THE "COMPANY")

NOTIFICATION OF TOTAL VOTING RIGHTS AND CAPITAL IN THE COMPANY

In accordance with DTR 5.6.1, the Company hereby notifies the following:

The Company’s issued share capital as at December 31, 2022 consisted of 232,171,182 ordinary shares of 10 pence each (“Ordinary Shares”), of which 24,936,019 rights of treasury shares are automatically suspended.

Therefore, the total voting rights in the Company is 207,235,163. This figure may be used by shareholders as the denominator for the calculations by which to determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules and the Company’s Articles of Association.

Enquiries:

Kate McCormick, Company Secretary
(0118 927 3827)

January 3, 2023